Exhibit 10.131

January 19, 2021

Hello from the Maven Management team. You are receiving this because there is a positive update regarding your April 2019 stock option grant.

Your existing April 2019 stock option grant

As you know, you received a stock option grant from Maven in April 2019. That option grant contained complex stock price vesting provisions, which required the company’s stock to both a) trade on NASDAQ, and b) reach certain price levels in order for you to vest your shares.

Further, you will recall that your options were “unfunded”, meaning that they could not be exercised, regardless of vesting, until the Company authorized sufficient additional shares of common stock.

Your revised and improved option grant

We believe these vesting conditions to be overly complicated, confusing, and the stock price targets potentially difficult to reach. Our company’s Board of Directors agrees.

As such, the Board has voted to amend your April 2019 stock option grant to remove these complex vesting conditions entirely.

Moreover, in December the Company filed an amendment to its charter, having received shareholder approval, and created sufficient new shares of authorized common stock. As such, all existing option grants are now fully funded.

What does this mean for you?

Your April 2019 stock options will now vest based on your time at Maven. The time vesting of your grant occurs over three years. This is not a new grant of stock, but by fixing this, you will as of now have already vested 58% of your shares from the April 2019 stock option grant.

Next Steps

Attached to this letter, you have received an amendment to your option agreement. That amendment contains the official paperwork that amends your option grant. There is no need for you sign. It will be official once signed by Maven management.

If you have any questions, please do not hesitate to reach out to either me or Maven’s Compliance Officer (Eric Bassman). We will gladly walk you through the changes and the process involved.

Thanks,

President

AMENDMENT

TO

THEMAVEN, INC. 2019 EQUITY INCENTIVE PLAN

OPTION AGREEMENT

(INCENTIVE STOCK OPTION OR NONQUALIFIED STOCK OPTION)

This AMENDMENT (the “Amendment”), dated as of January 8, 2021 (the “Effective Date”), to THEMAVEN, INC. 2019 EQUITY INCENTIVE PLAN OPTION AGREEMENT, by and between TheMaven, Inc. (the “Company”) and _____________________ (“Optionee” or “you”).

RECITALS:

The Company and Optionee entered into an Option Agreement, dated as of April 10, 2019, (the “Option Agreement”), under the TheMaven, Inc. 2019 Equity Incentive Plan (as amended, the “Plan”), which sets forth certain terms and conditions related to the option grant made by the Company to you to purchase shares of common stock of the Company. Pursuant to Sections 2(b)(iv) and (viii) of the Plan, the Board of Directors of the Company hereby amends the Option Agreement to modify certain terms and conditions of the Option Agreement solely as specified below.

Except as expressly provided herein, all other terms and conditions of the Option Agreement shall be unaffected by this Amendment and shall remain in full force and effect. Capitalized terms not defined in this Amendment will have the meanings given them in the Option Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	Exhibit A to the Stock Option Grant Notice of the Option Agreement is hereby deleted in its entirety and the following is inserted in place thereof:

“Exhibit A:

●	The Option may be exercised with respect to the first 1/3 of the shares thereunder when the Optionholder completes one year of continuous service beginning with the grant date.
●	The Option may be exercised with respect to an additional 1/36th of the shares thereunder when the Optionholder completes each month of continuous service thereafter.”

/s/ Paul Edmondson
Paul Edmondson President
The Maven, Inc.

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